    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2003
                                          REGISTRATION STATEMENT NO. 333-[     ]
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   ----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                            JANUS CAPITAL GROUP INC.
                       (FORMERLY STILWELL FINANCIAL INC.)
             (Exact name of registrant as specified in its charter)

            DELAWARE                                    6199                               43-1804048
(State or other jurisdiction of             (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)             Classification Code Number)                Identification No.)

                               100 FILLMORE STREET
                             DENVER, COLORADO 80206
                                 (303) 691-3905
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                                   ----------

                                                                                 WITH COPIES TO:
                   THOMAS A. EARLY, ESQ.                                        RONALD CAMI, ESQ.
             VICE PRESIDENT AND GENERAL COUNSEL                              CRAVATH, SWAINE & MOORE
                  JANUS CAPITAL GROUP INC.                                       WORLDWIDE PLAZA
                    100 FILLMORE STREET                                         825 EIGHTH AVENUE
                   DENVER, COLORADO 80206                                   NEW YORK, NEW YORK 10019
                       (303) 691-3905                                            (212) 474-1048

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                     PROPOSED         PROPOSED
                                                                     MAXIMUM          MAXIMUM
                                                     AMOUNT          OFFERING        AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF                   TO BE          PRICE PER         OFFERING       REGISTRATION
          SECURITIES TO BE REGISTERED              REGISTERED        UNIT(a)          PRICE(a)           FEE
-------------------------------------------------------------------------------------------------------------------
                 Common Stock                       925,000           $12.17       $11,257,250.00     $1,035.67
===================================================================================================================

(a) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. Based on the average of the high and low sales price per share of Janus Capital Group Inc.'s Common Stock on January 27, 2003 as reported by the New York Stock Exchange.
                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. JANUS CAPITAL GROUP INC. MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED JANUARY 28, 2003

                            JANUS CAPITAL GROUP INC.

                               EXCHANGE OF SHARES


           925,000 SHARES OF COMMON STOCK OF JANUS CAPITAL GROUP INC.
                                       FOR
51,500 CLASS A LIMITED LIABILITY COMPANY INTERESTS OF BERGER FINANCIAL GROUP LLC 37,000 CLASS D LIMITED LIABILITY COMPANY INTERESTS OF BERGER FINANCIAL GROUP LLC

         This document relates to up to 925,000 shares of our common stock that are being issued to certain current and former officers and employees of our subsidiary, Berger Financial Group LLC, in exchange for certain Class A and D limited liability company interests of Berger Financial Group LLC held by these officers and employees. After completion of these exchanges and related transactions, we will own 100% of the outstanding equity interests of Berger Financial Group LLC. We currently hold, directly or indirectly, 100% of the outstanding preferred and 86.14% of the outstanding common equity interests of Berger Financial Group LLC. We do not expect to receive any cash proceeds from the disposition of shares of common stock issued pursuant to this prospectus.

         Our common stock is traded on the New York Stock Exchange under the symbol "JNS." On January 27, 2003, the closing price of our common stock on the New York Stock Exchange was $12.02 per share.

         We will pay all expenses associated with these exchanges. We do not expect to pay underwriting discounts or commissions.




     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
       COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED
            UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS
                 ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January [  ], 2003

       Address of Principal Executive Offices of Janus Capital Group Inc.:
                               100 Fillmore Street
                             Denver, Colorado 80206
                                 (303) 691-3905

                               TABLE OF CONTENTS

About This Prospectus............................................................................................ 2
Where You Can Find More Information.............................................................................. 2
Forward-Looking Information...................................................................................... 4
Terms of the Transaction......................................................................................... 4
United States Federal Income Tax Consequences of the Transaction................................................. 5
Description of Janus Capital Group Inc........................................................................... 6
Description of Berger Financial Group LLC........................................................................ 7
Use of Proceeds.................................................................................................. 8
Description of Capital Stock..................................................................................... 8
Legal Matters................................................................................................... 14
Experts......................................................................................................... 14

                                   ----------


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") in connection with the exchange of our common stock as described herein. Under this registration statement, we may exchange up to 925,000 shares of our common stock described in this prospectus.

         You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not exchanging the securities in any state where the exchange is not permitted. You should not assume that the information in this prospectus is accurate at any date other than the date indicated on the cover page of these documents.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Commission a registration statement under the Securities Act that registers the distribution of the securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

         In addition, we file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following location of the Commission.

                              Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

         You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

         The Commission also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or incorporated by reference in a later document.

         This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission under our name and our previous name, Stilwell Financial Inc. (hereinafter referred to as "Stilwell"). They contain important information about us, Stilwell and our predecessors.


COMPANY SEC FILINGS                                            PERIOD
-------------------                                            ------
Current Reports on Form 8-K..................................  Filed on January 11, March 28, April 2, April 5,
                                                               April 10, April 25, May 3, May 6, June 7, June 25,
                                                               July 2, August 7, August 14, October 10 and
                                                               December 6, 2002.

Quarterly Reports on Form 10-Q...............................  Fiscal quarters ended March 31, June 30 and
                                                               September 30, 2002.

Annual Report on Form 10-K...................................  Fiscal year ended December 31, 2001.

         We incorporate by reference additional documents that we may file with the Commission between the date of this prospectus and the completion of the exchange of the securities described herein. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document through us, or from the Commission through the Commission's website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                               Investor Relations
                            Janus Capital Group Inc.
                               100 Fillmore Street
                                Denver, CO 80206
                                 (303) 691-3905
                            ir@januscapitalgroup.com

         If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

                           FORWARD-LOOKING INFORMATION

         Certain information included or incorporated by reference in this document may be deemed to be "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, as well as other factors that our management has not yet identified. Any such forward-looking statements are not guarantees of future performances, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.


                            TERMS OF THE TRANSACTION

         We have entered into a purchase and exchange agreement with certain current and former officers and employees of our subsidiary, Berger Financial Group LLC (hereinafter referred to as "Berger") who own equity interests in Berger. We have entered into this purchase and exchange agreement only with the 16 officers and employees of Berger who are specified in the schedule to the purchase and exchange agreement.

         The purchase and exchange agreement provides that we will issue to each such officer or employee who is a party thereto $114, payable in shares of our common stock, in exchange for each share of Class A and Class D limited liability company interests of Berger held by such officer or employee and specified by the purchase and exchange agreement as being exchanged for our common stock pursuant to that agreement. Any unvested limited liability company interests of Berger owned by any officer or employee entitled to participate in the exchange described in the purchase and exchange agreement will vest immediately prior to the exchange transaction. The purchase and exchange agreement provides that our common stock shall be valued at its average per share closing price for the five trading days immediately preceding the closing date for this exchange. Assuming this valuation had concluded on the trading day immediately preceding the date of filing of this Registration Statement with the Commission, each share of Class A and Class D limited liability company interests of Berger would be exchanged for approximately nine (9) shares of our common stock. Based upon that valuation, we would expect to issue an approximate total of 800,000 shares of our common stock in connection with this exchange. These shares of our common stock will be registered pursuant to this Registration Statement and will be free of any and all transfer restrictions, and the officers and employees who receive them will be able to sell or otherwise transfer them immediately upon receipt.

         The purchase and exchange agreement contains representations, warranties and other provisions designed to effect this exchange. Each officer and employee participating in the exchange was given an opportunity to review and negotiate these provisions. We and these officers and employees will have no continuing obligations under the purchase and exchange agreement after completion of the exchange. We hereby incorporate by reference into this prospectus the purchase and exchange agreement.

         In a separate transaction, we are granting our common stock to certain officers and employees of us, Berger and Bay Isle Financial LLC, another of our subsidiaries (hereinafter referred to as "Bay Isle"), in consideration for certain equity interests of Berger that they hold, pursuant to our long-term incentive stock plan. In another separate transaction, we are purchasing for cash certain equity interests of Berger that have been vested for at least six months held by certain current and former officers and employees of Berger. After completion of the transaction contemplated by the purchase and exchange agreement, described above, and the related transactions described in this paragraph, we will own, directly or indirectly, 100% of the outstanding equity interests of Berger.

        UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

         The following is a summary of the material United States Federal income tax consequences applicable to the officers and employees of Berger who participate in the exchange transaction. This summary is meant for general information purposes only; you are urged to consult your own professional advisors as to state and local taxation and your individual United States Federal income tax position as a result of the exchange.

         The United States Federal income tax consequences of the exchange to the officers and employees of Berger who own equity interests in Berger will depend on whether such officers and employees own vested or unvested equity interests in Berger prior to the exchange and whether such equity interests are profits interests or capital interests for United States Federal income tax purposes. Except for shares of Class A limited liability company interests of Berger issued before October 1, 1999, the Class A and Class D limited liability company interests of Berger are intended to constitute profits interests for United States Federal income tax purposes. However, the Internal Revenue Service, or "IRS", could take the position that any profits interests issued within the two years prior to the exchange should not be treated as profits interests pursuant to guidelines issued by the IRS in its Revenue Procedures. If your profits interests issued within the two years prior to the exchange are not treated as profits interests for United States Federal income tax purposes, you may suffer adverse United States Federal income tax consequences. We urge you to consult your own tax advisor as to the characterization of your profits interests for United States Federal income tax purposes.

         For purposes of this discussion, we are assuming that all Berger equity interests intended to constitute profits interests will be treated as profits interests for United States Federal income tax purposes.

         Unvested Berger Equity Interests. Unvested capital and profits interests in Berger owned by any person entitled to participate in the exchange described in the purchase and exchange agreement will vest immediately prior to the exchange transaction. The United States Federal income tax consequences of such accelerated vesting and the subsequent exchange of vested Berger equity interests for our common stock depend on whether such equity interests are profits interests or capital interests for United States Federal income tax purposes and on whether, in the case of unvested capital interests in Berger, the owner made an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code") with respect to such capital interests.

         An owner of unvested Berger capital interests who did not make a
Section 83(b) election with respect to such interests will recognize ordinary compensation income at the time of vesting equal to the fair market value of the capital interests in Berger that become vested (which we expect will equal the fair market value of our common stock for which such Berger capital interests will be exchanged). Such ordinary income will be subject to both wage withholding and employment taxes. The owner's basis in his or her newly vested Berger capital interests will equal their fair market value at the time of vesting. As a result, although the exchange of the owner's vested capital interests in Berger for our common stock will be treated as a taxable transaction for United States Federal income tax purposes, the owner should not recognize any further gain or loss upon such exchange because the owner's basis in his or her Berger capital interests will equal the fair market value of our common stock received in the exchange.

         Neither an owner of unvested Berger capital interests who has made a
Section 83(b) election with respect to such capital interests, nor an owner of Berger profits interests, will recognize any gain or income for United States Federal income tax purposes upon the vesting of such interests. The owner's basis in his or her equity interests in Berger at the time of vesting will equal the owner's basis in his or her unvested Berger equity interests. Upon the owner's exchange of his or her Berger capital or profits interests for our common stock, the owner will recognize gain or loss equal to the difference between the owner's basis in his or her Berger equity interests and the fair market value of our common stock on the date of the exchange. Provided that the owner holds his or her Berger equity interests as "capital assets" within the meaning of Section 1221 of the Code, such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the owner's holding period for his or her Berger equity interests is more than one year at the time of the exchange. In the case of Berger profits interests, or of Berger capital equity interests with respect to which an owner has made an election under
Section 83(b) of the Code, the holding period for the owner's Berger equity interests began on the date after the owner's original receipt of such equity interests.

         Vested Berger Equity Interests. An owner of vested capital interests or profits interests in Berger that exchanges such vested equity interests for our common stock will recognize gain or loss with respect to such exchange equal to the difference between the owner's basis in his or her vested equity interests in Berger and the fair market value of our common stock received in the exchange. Provided that the owner holds his or her Berger equity interests as "capital assets" within the meaning of Section 1221 of the Code, such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the owner's holding period for his or her Berger equity interests is more than one year at the time of the exchange. In the case of Berger profits interests, or of vested capital interests with respect to which an owner has made an election under Section 83(b) of the Code, the holding period for the owner's Berger equity interests began on the date after the owner's original receipt of such equity interests. In the case of Berger vested capital interests with respect to which an owner did not make an election under Section 83(b) of the Code, the holding period for the owner's Berger equity interests began on the date after vesting, which is within six months of the exchange. As a result, an owner that exchanges vested Berger capital interests with respect to which the owner made no election under Section 83(b) will recognize short-term capital gain or loss with respect to such exchange.

         Our Common Stock. Officers and employees of Berger that receive our common stock pursuant to the exchange may recognize gain or loss upon a subsequent sale or disposition of such common stock. Generally, an owner of our common stock will recognize gain or loss for United States Federal income tax purposes upon a sale or disposition of such common stock in an amount equal to the difference between the owner's tax basis in such common stock and the fair market value of the consideration received in the sale or other disposition. All officers and employees of Berger that participate in the exchange will hold our common stock received in the exchange with a basis equal to the fair market value of our common stock on the date of the exchange. Provided that an owner holds our common stock as a "capital asset" within the meaning of Section 1221 of the Code, the owner's gain or loss recognized upon a sale or other disposition of our common stock will generally be capital gain or loss and will be long-term capital gain or loss if the owner's holding period for our common stock is more than one year at the time of the sale or other disposition. The holding period of our common stock received by officers and employees of Berger in the exchange will begin on the date after the exchange.

                     DESCRIPTION OF JANUS CAPITAL GROUP INC.

         On January 1, 2003, Janus Capital Corporation merged into Stilwell, its parent company, as part of a multi-step reorganization of the Janus/Berger mutual fund family. In connection with this merger, Stilwell, the surviving entity, changed its name to "Janus Capital Group Inc."

         Based in Denver, Colorado, we are a diversified, international financial services company that operates through our subsidiaries and affiliates in North America, Europe and Asia, offering a variety of asset management and related financial services to registered investment companies, retail investors, institutions and individuals. Our asset management disciplines include growth equity, core/blend, mathematical quantitative, money market, fixed income and value. Our total assets under management were approximately $192 billion at December 31, 2001, and approximately $138 billion at December 31, 2002. Our average assets under management totaled approximately $213 billion for the year ended December 31, 2001 and approximately $164 billion for the year ended December 31, 2002.

         Stilwell, our corporate predecessor, was formed on January 23, 1998 by Kansas City Southern Industries, Inc., or "KCSI," as a holding company for the group of businesses and investments that comprised the financial services segment of KCSI, including Janus, Berger, Nelson Money Managers Plc, DST Systems, Inc. and other miscellaneous subsidiaries and equity investments. KCSI transferred to Stilwell all of its ownership interests in these entities and certain other financial services related assets, and Stilwell assumed all of KCSI's liabilities associated with the assets transferred, effective July 1, 1999. On July 12, 2000, KCSI effected the spin-off of Stilwell through a special dividend of Stilwell common stock distributed to KCSI's common stockholders of record on June 28, 2000. Stilwell entered into various agreements with KCSI to govern some of the limited ongoing relationships between Stilwell and KCSI during a transitional period after the spin-off and to provide for an orderly transition of Stilwell into a separate company.

         Our business is subject to certain risks and uncertainties, many of which may have an adverse effect on the value of an investment in our common stock. For an explanation of the risks associated with such an investment, see "Risk Factors" in Stilwell's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission and incorporated by reference into this prospectus.

         Our principal executive offices are located at 100 Fillmore Street, Denver, Colorado 80206. The telephone number is (303) 691-3905.

                    DESCRIPTION OF BERGER FINANCIAL GROUP LLC

         Currently, we indirectly own 100% of the preferred, and 86.14% of the common, equity interests of Berger. All of those equity interests are owned directly by our principal operating subsidiary, Janus Capital Management LLC (hereinafter referred to as "JCM"). Berger is an investment advisor to the Berger Funds, a family of mutual funds, as well as to the Berger sub-advised funds and private accounts. Additionally, on December 31, 2001, Berger acquired Bay Isle, which acts as the investment advisor to privately managed separate accounts. On February 28, 2002, Berger completed the acquisition of Enhanced Investment Technologies, Inc., or "INTECH." As part of the acquisition, INTECH was converted to a limited liability company, Enhanced Investment Technologies, LLC, or "INTECH LLC." INTECH LLC uses a proprietary mathematical investment approach to investments for institutional and private clients. As of December 31, 2002, Berger had approximately $13.2 billion of assets under management, of which the mutual funds, sub-advised funds and private accounts advised by Berger comprised $5.1 billion, INTECH LLC comprised $7.3 billion and Bay Isle comprised $0.8 billion.

         Effective December 16, 2002, JCM, our principal operating subsidiary, assumed the role of adviser to several of Berger's growth funds (hereinafter referred to as the "Growth Funds"), pursuant to a plan to reorganize those Growth Funds into similar funds of ours. Also, recently the trustees of the Berger Funds voted to approve a reorganization of three of Berger's funds--the Berger Small Cap Value Fund, the Berger Mid Cap Value Fund and the Berger Small Cap Value Fund II--whereby JCM would take over the day-to-day management of those funds' operations. In addition, certain of Berger's funds have been approved by the trustees of the Berger Funds for liquidation. All of these transactions are expected to close in March 2003, subsequent to the approval of the Berger Fund shareholders. At that time, all of Berger's Funds will be managed by JCM.

         Berger derives its revenues and net income from advisory services provided to the various funds and accounts. Berger's investment advisory fees, which are computed based on daily assets under management and generally billed monthly in arrears, are negotiated separately with each fund and vary depending on the type of fund. Advisory fees for services provided by Bay Isle and the Berger sub-advised funds and private accounts vary depending upon the type of fund or account and, in some circumstances, size of assets managed.

         The Growth Funds follow growth-style investing, using a "bottom-up" fundamental research and valuation analysis. This growth-style approach toward equity investing generally involves investing in companies that have high relative revenue growth potential, participate in large and growing markets and have strong management.

         The Berger value funds that are managed by sub-advisors emphasize value-style investing, which focuses on companies that are out of favor with markets or otherwise are believed to be undervalued (due to low prices relative to assets, earnings and cash flows or to competitive advantages not yet recognized by the market).

         Berger also serves as investment advisor to the Berger international funds, with Bank of Ireland Asset Management (U.S.) Limited, or "BIAM," serving as the sub-advisor to the funds under sub-advisory agreements. As sub-advisor, BIAM is responsible for the day-to-day management of these funds.

         Berger generally pays most expenses incurred in connection with providing investment management and advisory services to its respective funds. All charges and expenses other than those specifically assumed by Berger are paid by the funds. Examples of fees and expenses paid by the funds include, among others, investment advisory services, shareowner servicing, transfer agency and custodial services, legal and auditing, as well as expenses of preparing, printing and mailing prospectuses and shareowner reports for existing shareholders.

         Berger marketing efforts are balanced between institutional and retail distribution opportunities. Certain of the Berger Funds sold in retail markets have approved distribution plans pursuant to Rule 12b-1 ("12b-1 Plans") under the Investment Company Act of 1940. These 12b-1 Plans provide that Berger is reimbursed for costs associated with activities (e.g., advertising, marketing and promotion) that are intended to result in sales of the shares of the funds. Any fees not spent by Berger must be returned to the funds.

         Berger Distributors LLC serves as distributor of the Berger Funds and is a limited broker-dealer registered with the Commission. Berger Distributors LLC continuously offers shares of the Berger Funds. Berger also utilizes mutual fund supermarket and other third party distribution channels. The mutual fund supermarket or third party sponsor handles shareowner recordkeeping and servicing, and Berger pays a fee to the respective sponsor equal to a percentage of the assets under management acquired through such distribution channels.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from these exchanges.

                          DESCRIPTION OF CAPITAL STOCK

         In this transaction, we are issuing our common stock in exchange for certain Class A and Class D common limited liability company interests of Berger, a Nevada limited liability company. Some of these limited liability company interests represent the right to a proportionate share of the profits of Berger, and all of them carry the right to a share of the equity of Berger upon its liquidation or dissolution. None of them confers upon the holder the right to vote on matters concerning the day-to-day business operations of Berger. The officers and employees of Berger and Bay Isle who hold these limited liability company interests are receiving in exchange for them our common stock, which is the publicly traded voting stock of a Delaware C-corporation. A summary description of our capital stock follows.

         We are authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. Of the 10,000,000 shares of preferred stock authorized, 1,000,000 are designated as Series A Preferred Stock. As of December 31, 2002, there were 224,790,650 shares of our common stock issued and 222,544,068 shares of our common stock outstanding. No shares of preferred stock were issued and outstanding as of that date.

         The following are brief summaries of certain material provisions of our certificate of incorporation and bylaws. These summaries do not purport to be complete, and are subject to and are qualified in their entirety by reference to our certificate of incorporation, which is on file with the Commission, and amended bylaws, which are filed as an exhibit to this registration statement.

DESCRIPTION OF COMMON STOCK

         We may issue shares of our common stock pursuant to this prospectus. Under our certificate of incorporation, we are authorized to issue up to 1,000,000,000 shares of our common stock, par value $0.01 per share.

         The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Accordingly, the owners of a majority of the shares of our common stock outstanding have the power to elect all of our board of directors. Each share of our common stock outstanding is entitled to participate equally in any distribution of net assets made to the stockholders in the event of our liquidation, dissolution or winding up and is entitled to participate equally in dividends as and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. All shares of our common stock have equal rights and preferences. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

DESCRIPTION OF PREFERRED STOCK

         Our certificate of incorporation authorizes our board of directors to issue, from time to time, up to 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, subject to certain limitations prescribed by law. Our board of directors is authorized to fix or alter from time to time the designations, limitations or restrictions of each series of our preferred stock, including:

         o  dividend rights;

         o  dividend rates;

         o  conversion rights;

         o  voting rights;

         o  liquidation preferences;

         o  the designation of each series; and

         o  the number of shares constituting each series.

         Because this section is a summary, it does not describe every aspect of the series of preferred stock that we may offer. We urge you to read our certificate of incorporation, which is on file with the Commission, and amended bylaws, which we have filed as an exhibit to this registration statement.

GENERAL TERMS

         Each series of preferred stock will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

         Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our stockholders is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue shares without seeking stockholders' approval.

         Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of our company. Our board of directors would make any determination to issue such shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire our company, including tender offers or other transactions that some, or a majority, of our stockholders might believe to be in their best interests, or in which our stockholders might receive a premium for their stock over the then current market price of such stock.

SERIES A PREFERRED STOCK

         Our board of directors designated 1,000,000 shares of our preferred stock as Series A Preferred Stock. No shares of Series A Preferred Stock are currently outstanding. The shares of Series A Preferred Stock are reserved for issuance upon the exercise of rights described below under "--Certain Antitakeover Effects" and "Shareholders' Rights Plan." The following is a summary of some of the material terms of our Series A Preferred Stock:

         o Rank: Our Series A Preferred Stock ranks equal in right of payment to all other series of our preferred stock, unless the terms of such other series of preferred stock provide otherwise, and is not redeemable.

         o Dividends: Holders of shares of our Series A Preferred Stock are entitled to receive dividends, as, when and if declared by our board of directors, prior to the payment of any dividends on shares ranking junior to the Series A Preferred Stock. With respect to each share of Series A Preferred Stock, such holders are entitled to receive, out of funds legally available for the payment of dividends, cash dividends, payable quarterly, equal to the greater of $10.00 or 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount of all non-cash dividends declared on our common stock, subject to adjustment and certain exceptions. Dividends payable on the Series A Preferred Stock are cumulative and any accrued but unpaid dividend will not bear interest. Additionally, if any dividends or other distributions payable on our Series A Preferred Stock are in arrears, we are restricted from making certain declarations or payments of dividends on shares of stock junior to the Series A Preferred Stock, distributions, redemptions, purchases or other acquisitions of shares of Series A Preferred Stock or any shares of stock ranks equal in right of payment to the Series A Preferred Stock other than in the manner prescribed in the certificate of designation of the Series A Preferred Stock and until all such accrued and unpaid dividends or other distributions have been paid in full.

         o Voting Rights: Holders of shares of the Series A Preferred Stock vote with the holders of our common stock as one class. Each 1/1000th share of Series A Preferred Stock entitles its holder to one vote on all matters voted on at a stockholders' meeting, subject to adjustment.

         o Liquidation, Dissolution or Winding Up: We will not make any distribution on any shares of our capital stock ranking junior to the Series A Preferred Stock in the event of any liquidation, dissolution or winding up of us, unless the holders of our Series A Preferred Stock have received an amount equal to 1,000 times the aggregate amount to be distributed per share to the holders of our common stock, subject to adjustment.

CERTAIN ANTITAKEOVER EFFECTS

         Our certificate of incorporation, bylaws, shareholders' rights plan and the Delaware General Corporation Law ("DGCL") include provisions that may delay, deter or prevent a future takeover or change in control of us unless the transaction is approved by our board of directors. These provisions may also render the removal of our directors more difficult and may adversely affect the market price of our common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will encourage our long-term growth without facing the possibility of disruptions that may be caused by the threat of a takeover that is not deemed by our board to be in the best interests of our stockholders.

BOARD OF DIRECTORS

         Our certificate of incorporation provides that the number of directors on our board will be determined by a majority of our board of directors, but cannot be fewer than three or more than eighteen. Our certificate of incorporation divides our board of directors into three classes, as equal in number as possible, serving staggered, three-year terms. As a result, approximately one-third of our board of directors will be elected each year, and it would take at least two elections of directors for any individual or group to gain control of our board of directors.

         Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on our board resulting from death, resignation, retirement, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office. Any director so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until he or she or his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. No decrease in the number of directors constituting our board shortens the term of any incumbent director. Any director may be removed from office only for cause by the affirmative vote of the holders of the majority of our voting stock; provided, however, that on or after the day that someone becomes an interested stockholder (as defined in our certificate of incorporation), a director may be removed from office for cause only by the affirmative vote of at least 70% of the holders of our voting stock. These provisions prevent a third party from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees. These provisions also prevent a third party from enlarging our board of directors and filling new directorships with its own nominees. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

NO STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT; LIMITATIONS ON CALL OF SPECIAL MEETINGS

         Our certificate of incorporation and bylaws provide that stockholder action must be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Except as otherwise required by law, special stockholder meetings may be called only by the chairman of our board of directors, our chief executive officer or president pursuant to a resolution approved by a majority of our board of directors. These provisions may have the effect of delaying any consideration of a stockholder proposal until the next annual meeting of stockholders unless a special stockholder meeting is called.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         Our bylaws contain provisions that require that stockholders give us prior notice of their intent to either nominate a director or submit a proposal for consideration at the annual meeting of stockholders. Our bylaws provide that we must receive notice from our stockholders not later than 90 days or earlier than 120 days prior to the anniversary date of the first mailing of our proxy statement for the immediately preceding year's annual meeting of stockholders. Notices from the stockholders must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and information concerning the stockholder submitting the proposal. The chairperson of the meeting has the power to determine if business is properly brought before the meeting.

         Our advance notice procedures give our board of directors an opportunity to consider the qualifications of the proposed nominees and to inform stockholders of business to be conducted at annual meetings. Such procedures may also have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed.

AMENDMENTS; BUSINESS COMBINATIONS

         In our certificate of incorporation, our board of directors has reserved the right to amend, alter, change or repeal any provisions contained in our certificate of incorporation in the manner prescribed by the DGCL, and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 70% of our voting stock, voting together as a single class, shall be required to amend, alter, change or repeal certain additional provisions of our certificate of incorporation and that on and after the day that someone becomes an interested stockholder the affirmative vote of the holders of at least 70% of our voting stock is required to amend, alter, change or repeal certain other provisions of our certificate of incorporation. Our certificate of incorporation further provides that provisions of our bylaws (including the stockholder notice procedure) may be adopted, amended or repealed by our entire board of directors or our stockholders; provided, however, that on and after the day that someone becomes an interested stockholder, the affirmative vote of the holders of at least 70% of our voting stock is required to adopt, amend or repeal, by stockholder action, any provisions of our bylaws. In addition, the affirmative vote of at least 70% of our voting stock, voting together as a single class, is required to enter into certain business combinations (defined broadly to include mergers, consolidations, certain sales or other, dispositions of assets, and certain transactions that would increase certain interested stockholders percentage ownership in our company) with an interested stockholder or its affiliates.

EXPANDED CONSIDERATIONS BY OUR BOARD OF DIRECTORS WHEN EVALUATING CERTAIN TRANSACTIONS

         Our certificate of incorporation provides that our board of directors, when evaluating a tender offer, exchange offer, merger, consolidation or offer to purchase all, or substantially all, of our properties and assets made by another party, may consider expanded factors, including, without limitation, certain social and economic effects on our present and future customers and employees and those of its subsidiaries, including the impact on investment companies advised or managed by any of our subsidiaries, the social and economic effect on the communities in which we are located or operated, our ability to fulfill our corporate objectives, and the consideration being offered in relation to the current market price of our outstanding shares of capital stock, in relation to our current value in a freely negotiated transaction and in relation to our board of directors' estimate of our future value (including the unrealized value of our properties and assets) as an independent going concern.

DELAWARE BUSINESS COMBINATION STATUTE

         We are subject to the provisions of Section 203 of the DGCL. The DGCL generally prohibits a publicly held company from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless:

         o the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder was approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

         o the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

         o the business combination is approved by a majority of the corporation's board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special stockholders' meeting.

         A business combination includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

LIMITATION ON LIABILITY

         Our certificate of incorporation requires that we indemnify our officers, directors, employees, agents, trustee, committee members or representatives and any person of any other company or entity who is or was serving at our request as an officer, director, employee, agent, trustee, committee member or representative to the fullest extent permitted under the DGCL. Our directors are not personally liable to our stockholders or us for monetary damages resulting from a breach of fiduciary duty as a director, except under certain circumstances.

SHAREHOLDERS' RIGHTS PLAN

         We entered into a rights plan, dated as of June 14, 2000, with UMB Bank, N.A., as rights agent. In connection with the rights plan, our board of directors declared a dividend with respect to each share of our common stock issued and outstanding at the close of business on June 29, 2000, and prior to the earlier of the date on which any of such rights under the plan become exercisable or the expiration date of such rights. Such dividend comprised a right that, when exercised, entitles its holder to purchase 1/1000ths of a share of our Series A Preferred Stock or, under certain circumstances, other of our securities, including our common stock, having a market value equal to twice the exercise price of the rights.

         The following is a summary of certain material provisions of the rights plan but does not restate the rights plan in its entirety. The following summary is subject to, and is qualified in its entirety by reference to, all the provisions of the rights plan, a copy of which was incorporated by reference as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 2000. See "Where You Can Find More Information."

          o Exercise of Rights: Unless a later date is determined to be applicable by our board of directors, and subject to certain conditions, the rights issued pursuant to the rights plan are not exercisable until the earlier to occur of:

                   (1) ten days following a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock; or

                   (2) ten days following the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or groups owning 15% or more of the outstanding shares of our common stock.

            Upon the earlier to occur of the two events described above, such rights become exercisable by their holders, in whole or in part, at any time thereafter by the timely surrender to the rights agent of a certificate representing such rights and an amount representing the purchase price for the total number of shares of preferred stock or other securities as to which such rights are exercised. Under certain circumstances, if we were involved in a merger or consolidation and were not the surviving entity, or if we were to dispose of more than 50% of our assets or earning power, the rights would also entitle their holders, other than an acquiring person or group, to purchase securities in the surviving entity having a market value of two times the exercise price of such rights.

            Notwithstanding the above, under the rights plan, our board of directors may designate certain offers for all outstanding shares of our common stock as permitted offers, and prevent the rights from being triggered under such circumstances. Our board of directors also has the option to redeem all such rights at a nominal cost.

         o Transfer of Rights: Prior to occurrence of the earlier of the two events described above, such rights will be evidenced only by certificates of our common stock and not separate rights certificates, and such rights will not be transferable separately from the shares of common stock to which such rights are attached. The rights will not at any time be transferable to any person or group who beneficially owns or who will, whether as a result of such transfer or in connection with certain related transactions, beneficially own 15% or more of the outstanding shares of our common stock, subject to certain exceptions.

         o Expiration: The rights expire on June 14, 2010, unless earlier redeemed by us or, prior to that date, we consummate a transaction pursuant to certain permitted offers.

         o Supplements and Amendments: We may direct the rights agent to supplement or amend any provision of the rights plan without the consent of any holders of such rights prior to the occurrence of the earlier of the two events described above, subject to certain conditions. Thereafter, the rights plan may only be amended without the consent of the holders of such rights to cure any ambiguity, to correct or supplement any provision that is defective or inconsistent with any other provision of the rights plan, to shorten or lengthen any provision relating to time periods in the rights plan, or to change or supplement any provision of the rights plan so long as such amendment or supplement does not adversely affect the holders, other than an acquiring person or group, of such rights. However, we may not at any time supplement or amend the rights plan so as to change the redemption price of the rights, the purchase price payable by the holders of the rights upon an exercise of such rights or the number of 1/1000ths of a share of preferred stock or other securities for which a right is exercisable.

         Our rights plan is intended to encourage a potential acquiring person or group to negotiate directly with our board of directors. It may also delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

TRANSFER AGENT

         The transfer agent and registrar of our common stock is UMB Bank, N.A.

                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for us by Thomas A. Early, Esq., Vice President, General Counsel, Chief Corporate Affairs Officer and Secretary of Janus Capital Group Inc. Mr. Early owns 1,180 shares of our common stock and options to purchase 8,404 shares of our common stock.

                                     EXPERTS

         The financial statements of Stilwell, our corporate predecessor, incorporated in this prospectus by reference to Stilwell's Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law as amended ("DGCL") permits us to indemnify any of our directors or officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in our rights) arising by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also permits us to indemnify any such officer or director against expenses incurred in an action by us or in our right if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except in respect of any matter as to which such person is adjudged to be liable to us, in which case court approval must be sought for indemnification. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. This statute provides that it is not exclusive of other indemnification that may be granted by our by-laws, a vote of stockholders or disinterested directors, agreement or otherwise. The statute permits purchase of liability insurance by us on behalf of officers and directors, and we have such insurance.

         Our amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, agent, trustee, committee member or representative of us (or is or was serving at our request as a director, officer, employee, agent, trustee, committee member or representative of any other entity, including service with respect to employee benefit plans) shall be indemnified and held harmless by us, to the full extent permitted by Delaware law, as in effect from time to time, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person acting in such capacity.

         Our amended and restated certificate of incorporation provides that the rights to indemnification and the payment of expenses provided thereby shall not be exclusive of any other right which any person may have or acquire under any statute, any provision of our amended and restated certificate of incorporation or our amended and restated by-laws, agreement or otherwise. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

         Our amended and restated certificate of incorporation provides that we will indemnify our directors for monetary damages to us and our stockholders for any breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

EXHIBITS AND FINANCIAL STATEMENTS

         The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 21, 2003.


                                       JANUS CAPITAL GROUP INC.


                                       By:  /s/ Mark B. Whiston
                                            ------------------------------------
                                            Name:  Mark B. Whiston
                                            Title: Vice Chairman of the Board,
                                                   President and Chief Executive
                                                   Officer

                                       By:  /s/ Loren M. Starr
                                            ------------------------------------
                                            Name:  Loren M. Starr
                                            Title: Vice President and Chief
                                                   Financial Officer

                                       By:  /s/ Gregory A. Frost
                                            ------------------------------------
                                            Name:  Gregory A. Frost
                                            Title: Vice President and Controller

         Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint Thomas A. Early, Loren M. Starr and Curt R. Foust, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.


                Signature                                       Title                              Date
                ---------                                       -----                              ----
By:  /s/ Mark B. Whiston                      Vice Chairman of the Board, President and      January 21, 2003
   ----------------------------------            Chief Executive Officer and Director
           Mark B. Whiston                          (Principal Executive Officer)

By:    /s/ R. Timothy Hudner                 Vice President and Chief Operations Officer     January 21, 2003
    ---------------------------------
             R. Timothy Hudner

By:   /s/ Loren M. Starr                                  Vice President and                 January 21, 2003
    ---------------------------------                  Chief Financial Officer
            Loren M. Starr

By:    /s/ Robin C. Beery                     Vice President and Chief Marketing Officer     January 21, 2003
    ---------------------------------
            Robin C. Beery

By:     /s/ Thomas A. Early                     Vice President, General Counsel, Chief       January 21, 2003
    ---------------------------------          Corporate Affairs Officer and Secretary
             Thomas A. Early

By:    /s/ Matthew R. Luoma                          Vice President and Treasurer            January 21, 2003
    ---------------------------------
               Matthew R. Luoma

By:    /s/ Gregory A. Frost                    Vice President and Controller (Principal      January 21, 2003
   ----------------------------------                    Accounting Officer)
           Gregory A. Frost

By:   /s/ Lars O. Soderberg                    Executive Vice President, Institutional       January 21, 2003
   ----------------------------------                          Services
          Lars O. Soderberg

By:    /s/ P.F. Balser                                         Director                      January 21, 2003
    ---------------------------------
             P.F. Balser

By:   /s/ J.E. Barnes                                          Director                      January 21, 2003
    ---------------------------------
             J.E. Barnes

By:    /s/ A. Cox                                              Director                      January 21, 2003
    ---------------------------------
                A. Cox

By:   /s/ J. Craig, III                                        Director                      January 21, 2003
   ----------------------------------
            J. Craig, III

By:   /s/ H.Y. Hayes                                           Director                      January 21, 2003
    ---------------------------------
              H.Y. Hayes

By:   /s/ L.H. Rowland                                         Director                      January 21, 2003
    ---------------------------------
             L.H. Rowland

By:   /s/ S.L. Scheid                                          Director                      January 21, 2003
    ---------------------------------
             S.L. Scheid

By:   /s/ R. Skidelsky                                         Director                      January 21, 2003
    ---------------------------------
             R. Skidelsky

                                  EXHIBIT INDEX


EXHIBIT NO.                 DESCRIPTION
            3.1             Delaware Certificate of Ownership and Merger merging
                            Janus Capital Corporation with and into Stilwell
                            Financial Inc., changing the name of Stilwell
                            Financial Inc. to "Janus Capital Group Inc.".
            3.2             Bylaws of Janus Capital Group Inc.
            5.1             Opinion of Thomas A. Early regarding the legality of
                            the securities to be offered.
           23.1             Consent of PricewaterhouseCoopers LLP.
           23.2             Consent of Thomas A. Early (included in the opinion
                            in Exhibit 5.1).
           24.1             Power of Attorney (included in the signature page).

FINANCIAL STATEMENT SCHEDULES

         Schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements incorporated by reference and therefore has been omitted.